August 17, 2020	Exhibit 10.1

Mr. Timothy Trenary

1220 Sandringham Way

Bloomfield Hills, MI 48301

Dear Tim,

I am pleased to extend the following offer of employment to you as Executive Vice President and Chief Financial Officer for Superior Industries International, Inc (the “Company”). In this position, you will be based out of our corporate headquarters in Southfield, Michigan, and will report directly to me.

Compensation and Benefits

You will be paid, effective from your date of hire, a base salary in the amount of $475,000 per annum (less the required withholding taxes and other statutory deductions) on a semi-monthly basis. This salary will be the basis for all benefit purposes.

You will receive a car allowance of $9,600 per annum (less the required withholding taxes and other statutory deductions) on a semi-monthly basis. The car allowance is payable on the first pay period of each month. The car allowance will be treated as taxable income.

In addition, you will be eligible to participate in the following Superior Industries Incentive Compensation Programs:

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Under our Annual Incentive Performance Program (AIPP), you will be eligible for a discretionary performance bonus with an annual on-target bonus opportunity of 70% of your base salary. For 2020, the annual on-target value will be based on 4 months of eligibility and subject to Board discretion. All earned bonuses are typically paid before March 15th of the following year and are based on the company’s performance as well as your individual performance.

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Subject to final approval by the Compensation Committee, as Executive Vice President and Chief Financial Officer, you are eligible to participate in the Company’s Long-Term Incentive program as administered by Superior’s Compensation and Benefits Committee of the Board of Directors (“Committee”) with a target opportunity of 125% of your base salary, beginning with the 2020-2022 Long-Term Incentive grant.

You will be eligible to participate in the Company’s benefit program, such as medical, dental, vision, life and long term disability insurance plans, with eligibility beginning on the first day of the calendar month following your date of hire. A 401(K) plan with a company match is also offered to assist you in your long-term financial planning on the first day of the calendar month following 60 days of employment. The benefit programs are reviewed annually and subject to change at the discretion of the Company.

As a Named Executive Officer of the Company, and subject to final approval by the Compensation Committee, you will participate in the Executive Change in Control Severance Plan (the “Plan”). Under the Plan and subject to the full terms of the Plan, if your employment is terminated by the Company without Cause or by you for Good Reason

TIMOTHY TRENARY

within two years following a change in control, you will receive a two-times multiple of the sum of both your annual base salary and your target annual bonus, paid in a lump sum within 60 days after termination.

Vacation

You will accrue four weeks of paid vacation per year. For 2020, you will be eligible for 1.5 weeks of paid vacation.

Start date

Your start date of employment will be no later than September 8, 2020.

Policies

You will be provided with the Company’s Code of Conduct and policies (collectively, the “Policies”) relating to your employment, and you agree to abide by all Policies in place throughout your employment and to execute any and all documents related to the Company’s Policies as may be presented to you from time to time throughout your employment. The Company may, in its sole discretion, choose to add new Policies and change the terms of any of its existing Policies.

Contingencies

This offer is contingent upon the successful completion of the pre-employment drug screen; satisfactory results being obtained from the verifications of work history, and criminal background and credit checks; and the final approval of the Superior Board of Directors.

The Immigration Reform and Control Act of 1986 requires Superior to verify the identity of every new employee and their legal right to work in the United States. Your continued employment is conditional upon your ability to provide the necessary proof as indicated on the backside of the Employment Eligibility Verification Form (I-9).

This offer will be withdrawn if any of the above conditions are not satisfied.

Your employment will be conditional upon your signing the Company’s standard onboarding documents, including a Non-Disclosure Agreement and acknowledgements of the Employee Handbook and Code of Conduct.

Employment

Employment with the Company is at-will and is not for any fixed period of time. Employees may terminate their employment at any time for any reason. Similarly, the Company may terminate any individual’s employment at any time for any reason. Your employment will be conditional upon your signing an agreement to your at-will employment status.

If you find the terms of our offer acceptable, please acknowledge by signing and returning one copy of this letter to me. This letter represents all terms associated with this offer of employment.

Tim, I want you to know that the directors and employees that met with you at Superior are very excited about you joining the company.

Sincerely,

/s/ Majdi Abulaban

President and Chief Executive Officer

I hereby accept this offer of employment:	8/21/2020

/s/Timothy Trenary	Date